Exhibit 23.1

Consent of Independent

Registered Public Accounting Firm

The Board of Directors of LSB Industries, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58225) pertaining to the 1993 Stock Option and Incentive Plan, the Registration Statements (Forms S-8 No. 333-62831, No. 333-62835, No. 333-62839, No. 333-62843, and No. 333-62841) pertaining to the registration of an aggregate of 225,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employs, the Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-110268) pertaining to the registration of an aggregate of 804,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employees, and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectuses of our report dated March 23, 2005, (except for Notes 2,3,5,8,9,18 and 20, as to which the date is December 29, 2005) with respect to the consolidated financial statements and schedules of LSB Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Oklahoma City, Oklahoma

December 29, 2005